Exhibit 16.1

700 North Pearl, Suite 2000 Dallas, Texas 75201 Telephone: 214-969-7007
Fax: 214-953-0722

December 21, 2005

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 19, 2005, to be filed by our former client, Precis, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

cc:	Mr. J. French Hill, Audit Committee Chair
Mr. Nicholas J. Zaffiris, Chairman of the Board and
Acting Chief Executive Officer
Mr. Robert L. Bintliff, Chief Financial Officer